Exhibit 99.2

[Letterhead of Nara Bancorp, Inc.]

May 24, 2007

Institutional Shareholder Services, Inc.

2909 Gaither Road, Suite 501

Rockville, MD 20850-4045

Re:	Proxy Proposal to Approve 2007 Equity Incentive Plan

Ladies and Gentlemen:

I am writing on behalf of the Board of Directors of Nara Bancorp, Inc. (the “Company”) to request that you reconsider and reverse your recommendation with respect to the proposal to approve the Company’s 2007 Equity Incentive Plan (the “Equity Plan”) presented for stockholder approval at the Company’s Annual Meeting of Stockholders scheduled to take place on May 31, 2007. The proposal is described in Proposal No. 3 of our proxy statement mailed to stockholders on or about April 20, 2007.

Institutional Shareholder Services, Inc. (“ISS”) has indicated its objection to Section 9.9 of the Equity Plan, which reads as follows:

“9.9 Buyout Provisions. The Board may at any time offer to buy out for a payment in cash or Shares, an Award previously granted based on such terms and conditions as the Board shall establish and communicate to the Participant at the time that such offer is made.”

I am writing to confirm to ISS that the Board of Directors, on May 24, 2007, has adopted an amendment to the Equity Plan, effective immediately after the May 31, 2007 Annual Meeting of Stockholders, to remove Section 9.9 from the Equity Plan. This amendment will require approval by the Company’s stockholders. This letter will confirm that the Company will seek stockholder approval of the removal of Section 9.9 from the Equity Plan at its next meeting of stockholders.

We hope this letter is responsive to your concerns. Please contact the undersigned if you would like to discuss this matter further.

Very truly yours,

/s/ Min Kim
Min Kim
President and Chief Executive Officer
Nara Bancorp, Inc.